JOHN HANCOCK FUNDS III
601 Congress Street
Boston, Massachusetts 02210
July 1, 2011
To whom it may concern:
John Hancock Funds III (the “Trust”) is a voluntary association (commonly referred to as a “business trust”) established under Massachusetts law with the powers and authority set forth under its Second Amended and Restated Agreement and Declaration of Trust dated August 12, 2005, as amended (the “Declaration of Trust”). The Trustees of the Trust have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided.
As provided in the Declaration of Trust, the Trustees may authorize one or more series or classes of shares, without par value, the number of shares of each series or class authorized is unlimited, and the Trustees may from time to time issue and sell or cause to be issued and sold shares of the Trust for cash or for property. All such shares, when so issued, shall be fully paid and nonassessable by the Trust.
This opinion is furnished in connection with the Class R6 shares of John Hancock Disciplined Value Fund (the “Shares”) of the Trust to be offered and sold pursuant to Post-Effective Amendment No. 31 to the Trust’s Registration Statement under the Securities Act of 1933, as amended, and Post-Effective Amendment No. 33 to its Registration Statement under the Investment Company Act of 1940, as amended, as may be supplemented from time to time (the “Registration Statement”).
I am a member of the Massachusetts bar and have acted as internal legal counsel to the Trust in connection with the preparation of the Registration Statement. I have examined originals, or copies, certified or otherwise identified to my satisfaction, of such certificates, records and other documents as I have deemed necessary or appropriate for the purpose of this opinion.
Based upon the foregoing, and with respect to existing Massachusetts law (other than the Massachusetts Uniform Securities Act), only to the extent that Massachusetts law may be applicable and without reference to the laws of the other several states or of the United States of America, I am of the opinion that the Shares, when issued, sold and consideration therefore is paid in accordance with the Registration Statement, will be legally issued, fully paid and non-assessable by the Trust. In this regard, however, I note that the Trust is a Massachusetts business trust and, under certain circumstances, shareholders of a Massachusetts business trust could be held personally liable for the obligations of the Trust.
I consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.
Very truly yours,
/s/ Nicholas J. Kolokithas
Nicholas J. Kolokithas, Esq.
Assistant Secretary and Senior Counsel
John Hancock Funds III